EX-10.16
                              PROMISSORY NOTE



Not to Exceed $1,500,000.00                               October 15, 2000

FOR VALUE RECEIVED, the undersigned, Platforms Wireless International Corporation, An Oklahoma Corporation, of 8939 S. Sepulveda Blvd.,
Suite 532, Los Angeles, CA 90045 promise to pay to the order of Tax
Directors, Inc. dba Benefit Consultants, A California Corporation at
8939 S. Sepulveda Blvd., Suite 532 Los Angeles, CA 90045 or such other place as the holder may designate in writing to the undersigned, the principal sum of all advances made up to $1,5000,000.00 together with interest thereon from date hereof until paid, at the rate of ten percent (10%) per annum as follows: thirty six consecutive installments of ________________________________________ of the
monthly amount that is actuarially necessary to liquidate the entire total of advances made as of January 1, 2002 commencing January 31, 2002. The entire principal amount shall be repaid as of December 31, 2004.

Payments shall be applied first to accrued interest and the balance to principal.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty.

At the option of Tax Directors, Inc. dba Benefit Consultants the lender may elect to receive two shares of Platforms Wireless International Corporation restricted common stock for every share of that Company's stock that would have been necessary to sell in order to make the advances. For purposes of this computation the closing price on the date of the advance will be used.

In the event of any default by the undersigned in the payment of principal or interest when due or in the event of the suspension of actual business, insolvency, assignment for the benefit of creditors, adjudication of bankruptcy, or appointment of a receiver, of or against the undersigned, the unpaid balance of the principal sum of this promissory note shall at the option of the holder become immediately due and payable and the amount then due shall accrue interest until payment at the rate of eighteen percent (18%) per annum or the highest rate permitted by law, whichever is less.

No collateral will be provided.

The maker and all other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all lack of diligence or delays in collection which may occur, and expressly consent and agree to each and any extension or postponement of time of payment hereof from time to time at or after maturity or other indulgence, and waive all notice thereof.

In case suit or action is instituted to collect this note, or any portion hereof, the maker promises to pay such additional sum, as the court may adjudge reasonable, attorneys' fees in said proceedings.

This note is made and executed under, and is in all respects governed by, the laws of the State of California.

                                          Platforms Wireless
                                          International Corporation


                                          By: /s/  Charles B. Nelson
                                          Charles B. Nelson
                                          Chief Financial Officer